ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated May 24, 2012

UBS AG Reverse Convertibles

UBS AG $• Notes linked to the common stock of Facebook, Inc. due on or about November 29, 2012

Investment Description

UBS AG Reverse Convertibles (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of Facebook, Inc. (the “underlying equity”). On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying equity. At maturity, UBS will deliver to you a number of shares of the underlying equity per Note equal to (i) the principal amount per Note divided by (ii) the specified initial price of the underlying equity (the “share delivery amount”) for each of your Notes if both of the following are true: (a) the closing price of the underlying equity falls below the specified trigger price on any trading day during the observation period starting on the trade date and ending on, and including, the final valuation date and (b) the closing price of the underlying equity on the final valuation date (“final price”) is less than the initial price. Otherwise, you will receive your principal in cash. If UBS delivers the share delivery amount at maturity, the shares you will receive are expected to be worth significantly less than your principal amount and may have no value at all. We will make coupon payments during the term of the Notes regardless of the performance of the underlying equity. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying equity, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Contingent Repayment of Principal Amount at Maturity: If you hold the Notes to maturity UBS will repay you the principal amount per Note unless both of the following are true: (i) the price of the underlying equity closes below the trigger price on any trading day during the observation period and (ii) the final price of the underlying equity is less than the initial price. In such case, you will receive the share delivery amount for each of your Notes, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	May 25, 2012
Settlement Date	May 31, 2012
Final Valuation Date	November 26, 2012
Maturity Date	November 29, 2012

*	Expected. See page 3 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE REVERSE CONVERTIBLES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These preliminary terms relate to the Notes we are offering. The coupon rate, initial price and trigger price for the Notes will be set when the trade is placed at the end of the trade date. Coupons will be paid monthly in arrears in 6 installments.

Underlying Equity	Coupon Rate	Total Coupons Payable	Initial Price	Trigger Price	Share Delivery Amount*	CUSIP	ISIN
Common stock of Facebook, Inc.	13.00% to 14.35% per annum	6.500% to 7.175%	$•	75% of Initial Price	•	US902674HV57	902674HV5
*	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and trigger price are subject to adjustments in the case of certain corporate events described in the Reverse Convertibles product supplement under “General Terms of the Notes — Antidilution Adjustments.”

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the Reverse Convertibles product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying Reverse Convertibles product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Facebook, Inc.	$•	$1,000.00	$•	$22.50	$•	$977.50
UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Reverse Convertibles product supplement dated May 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512246266/d357802d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Reverse Convertibles” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Reverse Convertibles product supplement” mean the UBS product supplement, dated May 24, 2012, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 6 months. The Notes are expected to price on or about May 25, 2012 and settle on or about May 31, 2012. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Underlying Equity	The common stock of Facebook, Inc.
Coupon Payments	Coupon paid in arrears in six installments based on the coupon rate, regardless of the performance of the underlying equity. The coupon rate is expected to be between 13.00% and 14.35% per annum. The actual coupon rate for the Notes will be set when the trade is placed at the end of the trade date. Coupon payments will be determined on a 30/360 calendar day convention.
Total Coupon Payable	The total coupon payable is expected to be between 6.500% and 7.175% of your principal amount. The actual total coupon payable for the Notes will be set when the trade is placed at the end of the trade date.
Trigger Price	75% of the initial price of the underlying equity. The trigger price is subject to adjustments in the case of certain corporate events, as described in the Reverse Convertibles product supplement.
Share Delivery Amount (per Note)	A number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the initial price of the underlying equity. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Reverse Convertibles product supplement.
Payment at Maturity (per Note)

➢    We will pay you an amount in cash equal to your principal amount at maturity if either: (i) the closing price of the underlying equity never falls below the trigger price on any trading day during the observation period or (ii) the final price of the underlying equity is equal to or greater than the initial price.

➢    We will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) at maturity for each Note you own if both of the following are true: (i) the closing price of the underlying equity falls below the trigger price on any trading day during the observation period and (ii) the final price of the underlying equity is less than the initial price.(1)

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying equity on the trade date.
Final Price	The closing price of the underlying equity on the final valuation date.
Observation Period	The period starting on the trade date and ending on, and including, the final valuation date.

Investment Timeline

Trade date:	The closing price of the underlying equity is observed, the share delivery amount is calculated and the trigger price is determined. The coupon rate is set.

Monthly (including at maturity):	UBS pays the applicable coupon.

Maturity date:

The final price is observed on the final valuation date.

If either (i) the closing price of the underlying equity never falls below the trigger price on any trading day during the observation period or (ii) the final price of the underlying equity is equal to or greater than the initial price, UBS will pay you a cash payment at maturity equal to your principal amount. You will not participate in any appreciation of the underlying equity.

If both (i) the closing price of the underlying equity falls below the trigger price on any trading day during the observation period and (ii) the final price of the underlying equity is less than the initial price, UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying Reverse Convertibles product supplement).(1)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦

You believe the closing price of the underlying equity is not likely to fall below the trigger price at any time during the observation period and, if it does, you can tolerate receiving shares of the underlying equity at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your return at maturity is limited to the coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be willing to invest in the Notes if the coupon rate per annum was set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined when the trade is placed at the end of the trade date).

♦	You are willing and able to hold the Notes to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the closing price of the underlying equity is likely to fall below the trigger price during the observation period, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying equity at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be unwilling to invest in the Notes if the coupon rate per annum was set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined when the trade is placed at the end of the trade date).

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 6 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in six installments on the coupon payment dates listed below:

June 26, 2012

July 26, 2012

August 27, 2012

September 26, 2012

October 26, 2012

November 26, 2012

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payment will be one business date preceding the coupon payment date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-45 of the Reverse Convertibles product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-45 of the Reverse Convertibles product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying equity. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying equity if you receive (or are deemed to receive if the cash equivalent is paid) the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Equity	Coupon Rate (to be determined on trade date)	Interest on Debt Component	Put Option Component
Common stock of Facebook, Inc.	13.00% to 14.35% per annum	•% per annum	•% per annum

We believe that it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-45 of the Reverse Convertibles product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that if it had been enacted would have required the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-45 of the Reverse Convertibles product supplement unless and until such time as some other treatment is more appropriate.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-45 of the Reverse Convertibles product supplement and consult your tax advisor.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Reverse Convertibles product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if either the closing price of the underlying equity never falls below the trigger price on any trading day during the observation period or the final price of the underlying equity is equal to or greater than the initial price. If the price of the underlying equity closes below the trigger price on any day during the observation period and the final price of the underlying equity is below the initial price, UBS will deliver to you the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of the underlying equity at maturity, the value of those shares is expected to be significantly less than the principal amount of the Notes and may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying equity reflects a higher expectation as of the trade date that the price of the underlying equity could close below its trigger price on any trading day during the observation period and below the initial price on the final valuation date. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set when the trade is placed at the end of the trade date, the underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the closing price of the underlying equity has remained above the trigger price or otherwise has increased above the initial price.

♦

Your return on the Notes is expected to be limited to the coupons paid on the Notes — If either the closing price of the underlying equity never falls below the trigger price on any trading day during the observation period or the final price is equal to or greater than the initial price, UBS will repay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. Otherwise, UBS will deliver to you shares of the underlying equity at maturity which will be worth less than your principal amount as of the final valuation date and are unlikely to be worth more than your principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity.

♦

Single stock risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

♦

Owning the Notes is not the same as owning the underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Notes. Furthermore, the underlying equity may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

The underlying equity has limited historical performance — The underlying began trading on the NASDAQ Global Select Market on May 18, 2012 and therefore has limited historical performance. Past historical performance should not be considered indicative of future performance. For more information on the underlying equity’s historical performance please see “Facebook, Inc.” in this free writing prospectus.

♦

An investment in the Notes is subject to risks associated with the underlying equity’s initial public offering — Facebook, Inc. launched an initial public offering (the “Facebook IPO”) on May 18, 2012. At least one class-action lawsuit has been filed alleging Facebook, Inc. and the underwriters involved in the Facebook IPO failed to disclose changes in analysts’ forecasts prior to the Facebook IPO. In addition, several governmental bodies have indicated they will investigate the Facebook IPO. It is not possible to estimate Facebook, Inc.’s potential liabilities resulting from the Facebook IPO. The risks associated with the Facebook IPO may adversely affect the performance of the underlying equity and, therefore, the market value of the Notes. For more information on the Facebook IPO and the associated risks, please see Facebook’s SEC filings referred to under “Information about the Underlying Equity” and “Facebook, Inc.” in this free writing prospectus.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will not appreciate by more than the coupons paid on the Notes or will not close below the trigger price on any trading day during the observation period and below the initial price on the final valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the initial price, trigger price and the share delivery amount for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the initial price, the trigger price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-32 of the Reverse Convertibles product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that, at maturity, UBS will pay you an amount in cash equal to your principal amount unless (i) the closing price of the underlying equity falls below the trigger price (as such trigger price may be adjusted by the calculation agent upon the occurrence of one or more such events) on any trading day during the observation period, and (ii) the final price of the underlying equity is less than the initial price (as such initial price may be adjusted by the calculation agent upon the occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

♦

Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying equity and the expected price volatility of the underlying equity, the dividend rate on the underlying equity, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

♦

Impact of fees on the secondary market price of Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential UBS impact on the market price of the underlying equity — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the closing price of the underlying equity has fallen below the trigger price on any trading day during the final valuation date or whether the final price is below the initial price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 2.25% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-45 of the Reverse Convertibles product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	6 months
Principal amount:	$1,000 per Note
Coupon rate**:	13.50% per annum (or $11.25 per monthly period)
Total coupon payable**:	6.75% (or $67.50 per Note)
Initial price of the underlying equity:	$35.00 per share
Trigger price:	$26.25 (75% of the initial price)
Share delivery amount:	28.5714 shares of the underlying equity per Note (principal amount per Note/initial price)
Dividend yield on the underlying equity***:	0.50% (based on 1.00% per annum)

*	Actual coupon rate and terms for the Notes to be set when the trade is placed at the end of the trade date. Amounts here have been rounded for ease of analysis.
**	Coupon payments will be paid in arrears in six installments during the term of the Notes on an unadjusted basis. The coupon payment in this example is based on 30 days per period. The actual coupon payments will be determined on the basis of a 30/360 calendar day convention. Note that since the coupon payment dates may not fall on the same calendar day of each month (i) the coupons may not be paid in equal installments and (ii) the actual total coupon payable under the Notes may not be equal to the total return on the Notes in the hypothetical returns below.
***	Hypothetical dividend yield holders of the underlying equity might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return and is not a full annualized yield. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying equity.

Hypothetical Examples

Scenario #1: The closing price of the underlying equity never falls below the trigger price of $26.25 during the observation period.

Since the closing price of the underlying equity did not fall below the trigger price of $26.25 on any trading day during the observation period, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes. This investment would outperform an investment in the underlying equity if the price appreciation of the underlying equity (plus dividends, if any) over the term of the Notes is less than 6.75%.

If the closing price of the underlying equity on the final valuation date is $35.00 (no change in the price of the underlying equity):

Payment at Maturity:	$1,000.00
Coupons:	$67.50	($11.25 x 6 = $67.50)

Total:	$1,067.50
Total Return on the Notes:	6.75%

In this example, the total return on the Notes is 6.75% while the total return on the underlying equity is 0.50% (including dividends).

If the closing price of the underlying equity on the final valuation date is $45.50 (an increase of 30%):

Payment at Maturity:	$1,000.00
Coupons:	$67.50	($11.25 x 6 = $67.50)

Total:	$1,067.50
Total Return on the Notes:	6.75%

In this example, the total return on the Notes is 6.75% while the total return on the underlying equity is 30.50% (including dividends).

If the closing price of the underlying equity on the final valuation date is $29.75 (a decline of 15%):

Payment at Maturity:	$1,000.00
Coupons:	$67.50	($11.25 x 6 = $67.50)

Total:	$1,067.50
Total Return on the Notes:	6.75%

In this example, the total return on the Notes is 6.75% while the total return on the underlying equity is a loss of 14.50% (including dividends).

Scenario #2: The closing price of the underlying equity falls below the trigger price of $26.25 during the observation period.

Since the closing price of the underlying equity fell below the trigger price of $26.25 on one or more trading days during the observation period and the closing price of the underlying equity on the final valuation date is (i) less than the initial price, you will receive at maturity the share delivery amount for every Note that you hold or (ii) equal to or greater than the initial price, you will receive at maturity a cash payment equal to the principal amount of the Notes that you hold.

If the closing price of the underlying equity on the maturity date is $15.75 (a decline of 55%):

Value of shares received per Note	$450.00	($15.75 x 10 = $450.00)
Coupons:	$67.50	($11.25 x 6 = $67.50)

Total:	$517.50
Total Return on the Notes:	-48.25%

In this example, the total return on the Notes is a loss of 48.25% while the total return on the underlying equity is a loss of 54.50% (including dividends). Please note that this example does not account for any change in the market price of the underlying equity between the final valuation date and the maturity date.

If the closing price of the underlying equity on the maturity date is $35.00 (no change in the price of the underlying equity):

Payment at Maturity:	$1,000.00
Coupons:	$67.50	($11.25 x 6 = $67.50)

Total:	$1,067.50
Total Return on the Notes:	6.75%

In this example, even though the closing price of the underlying equity was less than the trigger price on one or more trading days during the observation period, because the closing price of the underlying equity on the final valuation date was equal to the initial price, you will receive at maturity a cash payment equal to the principal amount of the Notes that you hold. In such case, the total return on the Notes is 6.75% while the total return on the underlying equity is 0.50% (including dividends).

If the closing price of the underlying equity on the maturity date is $38.50 (an increase of 10%):

Payment at Maturity:	$1,000.00
Coupons:	$67.50	($11.25 x 6 = $67.50)

Total:	$1,067.50
Total Return on the Notes:	6.75%

In this example, even though the closing price of the underlying equity was less than the trigger price on one or more trading days during the observation period, because the closing price of the underlying equity on the final valuation date was equal to the initial price, you will receive at maturity a cash payment equal to the principal amount of the Notes that you hold. In such case, the total return on the Notes is 6.75% while the total return on the underlying equity is 10.50% (including dividends).

Hypothetical Return Table

Underlying Equity			Trigger Event Does Not Occur(1)		Trigger Event Occurs (2)
Hypothetical Final Equity Price(3)	Equity Price Return(4)	Total Return on the Underlying Equity at Maturity(5)	Total Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return at Maturity
$52.50	50.00%	50.50%	$1,067.50	6.75%	$1,067.50	6.75%
$50.75	45.00%	45.50%	$1,067.50	6.75%	$1,067.50	6.75%
$49.00	40.00%	40.50%	$1,067.50	6.75%	$1,067.50	6.75%
$47.25	35.00%	35.50%	$1,067.50	6.75%	$1,067.50	6.75%
$45.50	30.00%	30.50%	$1,067.50	6.75%	$1,067.50	6.75%
$43.75	25.00%	25.50%	$1,067.50	6.75%	$1,067.50	6.75%
$42.00	20.00%	20.50%	$1,067.50	6.75%	$1,067.50	6.75%
$40.25	15.00%	15.50%	$1,067.50	6.75%	$1,067.50	6.75%
$38.50	10.00%	10.50%	$1,067.50	6.75%	$1,067.50	6.75%
$36.75	5.00%	5.50%	$1,067.50	6.75%	$1,067.50	6.75%
$35.00	0.00%	0.50%	$1,067.50	6.75%	$1,067.50	6.75%
$33.25	-5.00%	-4.50%	$1,067.50	6.75%	$1,017.50	1.75%
$31.50	-10.00%	-9.50%	$1,067.50	6.75%	$967.50	-3.25%
$29.75	-15.00%	-14.50%	$1,067.50	6.75%	$917.50	-8.25%
$28.00	-20.00%	-19.50%	$1,067.50	6.75%	$867.50	-13.25%
$26.25	-25.00%	-24.50%	$1,067.50	6.75%	$817.50	-18.25%
$24.50	-30.00%	-29.50%	n/a	n/a	$767.50	-23.25%
$22.75	-35.00%	-34.50%	n/a	n/a	$717.50	-28.25%
$21.00	-40.00%	-39.50%	n/a	n/a	$667.50	-33.25%
$19.25	-45.00%	-44.50%	n/a	n/a	$617.50	-38.25%
$17.50	-50.00%	-49.50%	n/a	n/a	$567.50	-43.25%
$15.75	-55.00%	-54.50%	n/a	n/a	$517.50	-48.25%

(1)	A trigger event does not occur if the closing price of the underlying equity never falls below the hypothetical trigger price on any trading day during the observation period.

(2)	A trigger event occurs if the closing price of the underlying equity falls below the hypothetical trigger price on at least one trading day during the observation period.

(3)	The final equity price is the hypothetical closing price of the underlying equity as of the final valuation date

(4)	The hypothetical equity price return range is provided for illustrative purposes only. The actual equity price return may be below -55% and you therefore may lose up to 100% of your principal amount.

(5)	The total return on the underlying equity includes a hypothetical 0.50% cash dividend payment (based on 1.00% per annum).

(6)	Payment consists of the principal amount plus coupon payments of 13.50% per annum (equal to 6.75% over the term of the Notes).

(7)

If the closing price of the underlying equity on the final valuation date is less than the initial price, payment at maturity will consist, in part, of shares of the underlying equity. The market price of the any shares of the underlying equity that you receive on the maturity date may be higher or lower than the closing price of such shares on the final valuation date. Please note that this hypothetical return table does not account for any change in the market price of the underlying equity between the final valuation date and the maturity date.

Information about the Underlying Equity

All disclosures contained in this free writing prospectus regarding the underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. We obtained the closing price information set forth below from the Bloomberg Professional® Service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Facebook, Inc.

According to publicly available information, Facebook, Inc. (“Facebook”) builds products for users, developers, and advertisers. The products allow users to stay connected with their friends and family as well as share information. Users can access the products free of charge on the Web, mobile Web, and mobile platforms, such as Android and iOS. Developers can use the Facebook Platform to build applications and Websites that integrate with Facebook to reach its users and to build personalized and social products. Advertisers can engage with more than 900 million monthly active users on Facebook or subsets of its users based on information they have chosen to share with Facebook. Facebook offers advertisers a combination of reach, relevance, social context and engagement. Information filed by Facebook with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Facebook’s website is http://www.facebook.com. Facebook’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Facebook’s common stock, based on daily closing prices on the primary exchange for Facebook. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Facebook’s closing price on May 23, 2012 was $32.00. The actual initial price will be the closing price of Facebook’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/18/2012*	5/23/2012*	$38.37	$31.12	$32.00

*	Facebook’s common stock began trading on the NASDAQ Global Select Market on May 18, 2012 and, therefore, limited historical information is available. As of the date of this free writing prospectus, available information for the second calendar quarter of 2012 includes data for the period from May 18, 2012 through May 23, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Facebook’s common stock for the period indicated, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $24.00, which is equal to 75% of the closing price on May 23, 2012. The actual trigger price will be based on the closing price of Facebook’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC intends to resell the Notes to securities dealers at a discount from the issue price to public up to the underwriting discount set forth on the cover of this free writing prospectus.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.